EXHIBIT 10.3

APPENDIX A
INDEMNIFICATION AGREEMENT

Appendix A to Letter Engagement Agreement (the “Agreement”), dated July 25, 2006 by and between PubliCARD, Inc. and its subsidiaries, affiliates and related entities (the “Company”) and Joseph E. Sarachek (“Sarachek”).

The Company agrees to indemnify and hold Sarachek and his agents (each an “Indemnified Person”) harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not Sarachek or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of Sarachek’s entering into or performing services under this Agreement (directly or through his agents), or arising out of any matter referred to in this Agreement. This indemnity shall also include Sarachek’s and/or any such other Indemnified Person’s reasonable attorneys’ and accountants’ fees and out-of-pocket expenses incurred in, and the cost of Sarachek’s personnel whose time is spent in connection with, such investigations, actions, proceedings or disputes, which fees, expenses and costs shall be periodically reimbursed to Sarachek and/or to any such other Indemnified Person by the Company as they are incurred; provided, however, that in no event shall Sarachek and agents be indemnified for fees and expenses relating to matters arising from the bad faith, willful misconduct or gross negligence of any Indemnified Person. A court of competent jurisdiction shall make such a determination, (but pending any such final determination, the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse Sarachek and/or each such other Indemnified Person as described herein). In no event shall Sarachek or agents be indemnified if the Company asserts a claim for, and a court determines by final, non-appealable order that such claim arose out of any Indemnified Person’s bad faith, gross negligence or willful misconduct.

The Company also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act as a result of its engagement under the Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that is found in a final, non-appealable determination by a court of competent jurisdiction to have resulted from any Indemnified Person’s bad faith, gross negligence or willful misconduct.

If for any reason, the foregoing indemnification is unavailable to Sarachek or any such other Indemnified Person or insufficient to hold them harmless with respect to the matters it purports to cover, then the Company shall contribute to the amount paid or payable by Sarachek or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Sarachek or any such other Indemnified Person on the other hand, but also the relative fault of the Company and Sarachek or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by Sarachek and any such other Indemnified Person hereunder exceed the amount of fees actually received by Sarachek pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Sarachek and any other Indemnified Person.

The terms and conditions hereinabove set forth in this Appendix A. shall survive the termination and expiration of this Agreement and shall continue indefinitely thereafter.

PubliCARD, Inc.
By: /s/ Antonio L. DeLise
JOSEPH E. SARACHEK
By: /s/ Joseph E. Sarachek
Joseph E. Sarachek